EXHIBIT 10.1

Separation Agreement and Release

This Separation Agreement and Release (hereinafter referred to as “Agreement”) is entered into this 7th day of November, 2011 by Michael H. Shapiro (“Executive”) and Rexnord LLC (“Rexnord”), RBS Global, Inc. and Rexnord Corporation (together the “Companies”).

WHEREAS, Executive has been employed by Rexnord and has served as the Chief Financial Officer for the Companies;

WHEREAS, the Company and Executive have agreed that it is in their mutual best interests for Executive to resign from employment as an officer of, and in all other capacities with the Companies and each of their respective subsidiaries and affiliates, effective as of the Separation Date upon the terms and conditions set forth below;

WHEREAS, Rexnord has voluntarily agreed to provide to Executive separation benefits as consideration for the signing of this Agreement; and

WHEREAS, Rexnord and Executive desire to mutually release each other from any obligations or liability in connection with Executive's employment and separation.

NOW THEREFORE, for consideration of the mutual promises contained in this Agreement, the parties hereby agree as follows:

1.
Effective as of November 7, 2011 (the “Separation Date”), Executive hereby resigns as an officer and in any and all other capacities with the Companies and each of their respective subsidiaries and affiliates. In connection and concurrently with the execution of this Agreement, Executive shall execute and deliver to the Companies the resignation letter attached as Exhibit A.

2.	This Agreement is made in consideration of Rexnord's payment to Executive of the following separation benefits:

a)
Separation Pay. Separation pay in the amount of $193,846.  This equates to $6,057.69 per week for 32 weeks (the “Separation Period”).  Separation benefits shall be paid on a bi-weekly basis, with required deductions taken.  Payments will be taxed at federal and state supplemental rates and will commence as soon as practicable on the regular pay cycle following Rexnord's receipt of the signed Agreement and expiration of the seven-day Revocation Period.

b)
Additional Lump Sum. Rexnord shall pay Executive the additional amount of $15,500 in a lump sum, less required deductions, as soon as practicable following the expiration of the seven-day Revocation Period.

c)
Stock Options.  Executive currently has 9,000 vested stock options as of the Separation Date (the “Vested Options”).  Executive's rights to exercise the Vested Options are set forth in the applicable stock option agreements entered into between Executive and Rexnord Corporation (f/k/a Rexnord Holdings, Inc.) and the applicable stock option plan document (the "Option Documents").  Notwithstanding anything set forth in the Option Documents to the contrary, Executive shall have until July 31, 2012 to exercise such Vested Options by sending written indication by e-mail to the General Counsel at patty.whaley@rexnord.com (provided that such Vested Options shall be subject to earlier termination upon a change in control of Rexnord Corporation on the terms provided for in the applicable Option Document), and any Vested Options that are not timely exercised shall be cancelled without any consideration on such date.  Except as expressly provided above, Executive's Vested Options shall be governed by the terms of the applicable Option Documents.  Any outstanding stock options held by Executive that have not vested as of the Separation Date shall be cancelled without consideration on the Separation Date.

d)
Continuation of Group Health, Dental and Vision Benefits. Rexnord shall subsidize Executive's COBRA group medical, dental and vision benefits through June 30, 2012 during which time Executive will only be responsible for the active associate fees for coverage, subject to any regulatory provisions under the American Recovery and Reinvestment Act of 2009. After that date, Executive will be charged the full COBRA premiums, again subject to regulatory provisions under the American Recovery and Reinvestment Act of 2009. Although Rexnord is subsidizing part of the COBRA (i.e. through June 30, 2012) Executive must formally elect this coverage and pay his access fees, or coverage will not be continued. The COBRA administrator will notify Executive regarding continued coverage.

e)	Outplacement Services. Rexnord will make available for Executive Career Transition Services for a period of six (6) months. This program is offered through Lee Hecht Harrison.

f)	Relocation Benefits. Executive will not be required to reimburse the Company any relocation benefits previously provided to him.

g)
Other Benefits. All other regular Company benefits to which Executive is entitled will be paid according to the specific plan provisions. Separation payments will not be used in the calculation of any other company-sponsored benefit.

3.	No Separation Benefits will be provided to Executive until the expiration of the seven (7) day Revocation Period outlined in Paragraph 15 of this Agreement.

4.	Executive acknowledges that:

a)
the Separation Benefits are being paid to Executive in full settlement, accord and satisfaction of any and all Claims he has, or may have, against Rexnord up to the date of execution of this Agreement, and

b)	the Separation Benefits are sufficient consideration for this Agreement.

5.
Executive forever discharges and releases the Companies and each of their respective parents, subsidiaries and affiliates, past and present, as well as their directors, officers, members, managers, partners, agents, attorneys, insurers, employees, stockholders, representatives, assigns, and successors, past and present, and each of them (the “Releasees”) from, and forever promises not to sue the Releasees on, any and all claims, demands, rights, and causes of action, including without limitation claims for compensatory and punitive damages and for injunctive and other equitable or declaratory relief, he now has or may have against the Releasees up to the date of signing this Agreement, including but not limited to claims, demands, rights, and causes of action arising out of Executive's employment and termination thereof, claims of employment discrimination or bias, wrongful discharge, separation pay, unused vacation and breach of contract and any violation of Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Associate Retirement Income Security Act of 1974 (“ERISA”), the Americans with Disabilities Act of 1990 (“ADA”), the Age Discrimination in Employment Act of 1967 (“ADEA”), the Fair Labor Standards Act (“FLSA”), the Occupational Safety and Health Act (“OSHA”), and any and all other federal, state and local laws, regulations, ordinances and/or public policy and any and all claims, demands, rights and causes of action he now has or may have against the Releasees under common law or in equity, including without limitation, contract or tort actions. All the claims, demands, rights and causes of action within the scope of this Section 5 are hereinafter referred to as “Claims”. Nothing herein shall release any party from any obligation under this Agreement.

6.
Executive represents and warrants that as of November 7, 2011 Executive has returned to Rexnord all property of Rexnord in his possession, including, but not limited to, all office equipment, computer equipment, mobile phone, credit cards, keys, documents, manuals, procedures, notebooks and Proprietary Information, as defined in Paragraph 7 of this Agreement.

7.
As used in this Agreement, “Proprietary Information” shall mean information relating to the business and operations of Rexnord that has not previously been publicly released by duly authorized representatives of Rexnord and shall include Rexnord information encompassed in all research drawings, designs, plans, proposals, marketing and sales plans, financial information, costs, pricing information, customer and supplier information, trade secrets, proprietary processes, specifications, expertise, techniques, inventions and all proprietary methods, concepts, or ideas in or reasonably related to the business of Rexnord.

8.
Executive agrees to regard and preserve as confidential all Proprietary Information pertaining to Rexnord that has been obtained by Executive in the course of employment with Rexnord whether he has such information in his memory or in writing or other physical form. The Executive will not, without written authority from Rexnord, use for his benefit or purposes or disclose to others, any Proprietary Information of Rexnord, except as required by law. Rexnord acknowledges that Executive may discuss, during his job search, his work for the Company generally, without violating the terms of this paragraph.

9.
Executive agrees not to remove from the premises of Rexnord any document or object containing or reflecting any Proprietary Information of Rexnord. Executive recognizes that all such documents and objects, whether developed by his or by someone else, are the exclusive property of Rexnord.

10.
In addition to any other ongoing obligations Executive has under Company policies, common law and statute, Executive acknowledges that the terms of this Release are contingent on Executive agreeing that he shall not make any disparaging remarks, negative comments or misrepresentations about Rexnord to any third parties, including Company customers, other than required by law.  Company will not make any disparaging remarks, negative comments or misrepresentations about the Executive to any third parties.

11.
The payment of the Separation Benefits to Executive is being made solely in consideration of this Agreement and shall not in any way be construed as an admission by Rexnord of any wrongdoing or liability in connection with his employment or termination of his employment with Rexnord. No statement in this Agreement or payment made pursuant to this Agreement constitutes, nor should it be deemed to constitute, an admission by Rexnord of any violation of law or any wrongdoing whatsoever.

12.
Executive understands he has the right to consult with an attorney and has been encouraged by Rexnord to consult with an attorney before agreeing to the terms of this Agreement. To enable Executive to obtain adequate advice before he decides to sign this Agreement, Rexnord has agreed to give Executive twenty-one (21) days from November 7, 2011 (the date of receipt of this Agreement) to consult with counsel and decide whether to sign this Agreement. Executive agrees that this twenty-one (21) day consultation and decision period has been adequate.

13.
Executive declares that Rexnord has made no promise to or agreement with Executive not expressly set forth herein, with the exception of the Option Documents referenced in Paragraph 2 above. This is the complete and final agreement between the parties as it relates to this subject matter and it supersedes and replaces any and all other separation agreements or understandings between Rexnord and Executive. This Agreement shall not be modified in any way without the prior written agreement of Executive and Rexnord.

14.
This Agreement is a contract between Executive and the Companies, and not merely a recital. Should either party breach any term of this Agreement, the party in breach will be liable to the other party for reasonable attorney's fees and costs in attempting to enforce the terms of this Agreement.

15.
Executive declares that he freely and willingly makes this Agreement and was not forced in any manner to sign it. Executive further understands that if Executive wishes to revoke this Agreement, he may revoke this Agreement by delivering written notice of the revocation to Rexnord within seven (7) days from the date Executive signs and delivers this Agreement to Rexnord and that the Agreement is not effective or enforceable until this seven (7) day revocation period has expired “referred to herein as the “Revocation Period”). Executive agrees that in order to make this revocation, he shall do so by hand delivering, faxing or mailing notice to Rexnord at the following address:

Rexnord LLC
4701 W. Greenfield Avenue
Milwaukee, WI 53214
Attn: Ms. Jill Glandt, CHRO
Fax: 414-643-2832

16.
Executive agrees that Executive will not in any way communicate or discuss the terms of this Agreement with any person other than his counsel, accountants and tax preparers, and Immediate Family. “Immediate Family” is defined as parent, spouse and children. Executive agrees to inform the above of the confidential nature of this Agreement. Executive may disclose information about the Agreement in response to a lawfully issued subpoena, summons or court order, provided, however, that Executive shall provide a copy of such document to Rexnord as soon as possible after receipt of same and shall withhold production of documents for as long as legally possible to allow Rexnord to quash, appeal or seek a protective order.

17.
In the event Executive breaches this confidentiality provision, the parties agree that Rexnord may present this Agreement to a court of competent jurisdiction to obtain injunctive, declaratory and/or monetary relief, including liquidated damages. This Agreement is a contract made under the laws of the State of Wisconsin and shall, for all purposes, be construed and enforced in accordance with said laws.

18.
The rights and benefits under this Agreement are personal to Executive and such rights and benefits shall not be subject to assignment, alteration or transfer, except to the extent such rights and benefits are lawfully available to the estate, trusts or beneficiaries of Executive upon death.

19.
This Agreement may be executed in counterparts, each of which will be deemed an original document, with the same force and effect as if all signatures appeared on one document. This Agreement also may be executed by facsimile signature with a copy of the signed original provided to counsel for the Parties by ordinary mail.

20.
In the event that any term, covenant or provision of this Agreement is held by a court of competent jurisdiction to be invalid or against public policy, the remaining provisions of this Agreement shall remain in full force and effect.

21.	Executive declares that he has read this Agreement, which is comprised of five (5) pages, and that Executive fully understands and knowingly and voluntarily agrees to the terms of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below.

Michael Shapiro	Rexnord LLC
RBS Global, Inc.
Rexnord Corporation

Michael Shapiro	/S/ Todd A. Adams
Print Signature	Signature

/S/ Michael Shapiro	President and CEO
Signature	Title

November 7, 2011	November 7, 2011
Date	Date